Exhibit 10.7

January 29, 2021

Amanda Brock

RE:	Modification of Profits Units Agreements

Dear Amanda:

You have been employed by Solaris Midstream Holdings, LLC and its affiliates (the “Company”) since October 2, 2017.  As part of your compensation package, you entered into certain Profits Units Grant Agreements dated September 8, 2017, and March 7, 2019, (“Grant Agreements”) by and between you, Solaris Midstream Investment, LLC (“SMI”), and the Company, as the beneficiary pursuant to which you were granted Beneficiary Class B and/or Beneficiary Class C Units (as defined in the Grant Agreements).  As of the date of this letter, 60% of your Profits Units are vested under the September 8, 2017 Profits Units Grant Agreement and 20% are vested under the March 7, 2019 Profits Units Grant Agreement.  Your remaining Profits Units will vest as set forth in their respective Grant Agreements.

We are pleased to inform you that the Board of Directors of the Company and SMI have agreed to make certain changes to the Grant Agreements; and the Company wishes to set forth the terms of a separation plan that will be available to you as outlined in this Letter Agreement (“Letter Agreement”)

Definitions:  Capitalized terms used in this Letter Agreement (“Letter Agreement”) but not defined herein, shall have the meanings ascribed thereto in your most recently executed Grant Agreement.

Effective Date:  The effective date of this Letter Agreement is February 1, 2021 (the “Effective Date”).

Separation of Employment:
1.
Should you voluntarily resign your position with the Company or otherwise cease to provide services to the Company, except for Termination with or without Cause, death or Disability, or for Good Reason:

a.	As set forth in the Grant Agreement your Unvested Profits Units and Vested Profits Units will be forfeited.
b.
Your non-competition, non-solicitation of customers and employee’s agreement set forth in Section 4 (a) (ii) of the Grant Agreements (“Non-Compete”) will be reduced from a period of eighteen (18) months, to a period of twelve (12) months from and after your Termination Date, and

c.	All other applicable terms related to your separation from the Company and termination of your employment shall remain the same.

2.
If you are terminated by the Company for Cause, all the applicable terms of the Grant Agreements shall remain the same and in full force and effect and you will receive no additional compensation under this Letter Agreement.

3.	If you cease to provide services to the company by reason of death or Disability, the terms of your Grant Agreements will remain in effect.

4.	If you are terminated by the Company for any reason except for Cause, then you may elect, one of the following options:
a.	Option 1
i.	You will be paid twelve (12) months of your base salary upon termination (“Severance Payment”)
ii.	All other terms of the Grant Agreements shall remain in effect, provided, your Non-Compete will be for a period of twelve (12) months from your Termination Date, or

b.	Option 2
i.	You can elect to forgo your Severance Payment in which event, the terms of the Grant Agreements shall remain in effect with the following exceptions:
1.	Your Non-Compete will be reduced to a period of six (6) months, and
2.	All your Vested and Unvested Profits Units will be forfeited.

5.	In the event a Monetization Event, occurs, and if within nine (9) months following a Monetization Event you are terminated for any reason except Cause, Option 1 in paragraph 4 above will apply.

6.
Any election under this section must be made in writing to the Company’s Chief Executive Officer within ten (10) days of your Termination Date.  If you do not make an election within that time, Option 1 in paragraph 4 above will apply.

7.	You may be required to execute a general release of claims against the Company and SMI in exchange for any payments you receive under this provision.

Governing Law:  This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law principles thereof).

Entire Agreement:  Except as specifically set forth herein, this Letter Agreement does not supersede any other representations or promises made to you by anyone, whether oral or written, relating to your employment with the Company and it can only be modified in a written agreement signed by you and the Chief Executive Officer of the Company or SMI (or their express designee).

** Signature Page to Follow **

If you accept the terms of this Letter Agreement relating to severance and the Non-Compete, the terms described in this Letter Agreement constitute the complete agreement of changes to the terms of your employment with the Company.

Sincerely,

/s/ William Zartler

William Zartler
Chief Executive Officer
Solaris Water Midstream

Acknowledged and Agreed as of

this 1 day of February 2021:

/s/ Amanda Brock
Amanda Brock